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                                                                     EXHIBIT 5.1

OPINION OF COOLEY GODWARD

                      [LETTERHEAD OF COOLEY GODWARD LLP]

December 29, 1999

Terayon Communication Systems, Inc.
2952 Bunker Hill Lane
Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Terayon Communication Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the resale of up to 996,153 shares of the Company's common stock (the "Common Stock") to be sold by certain stockholders as described in the Registration Statement (the "Selling Stockholders").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and By-laws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Michael J. Sullivan
   ----------------------------
        Michael J. Sullivan